Exhibit 99.1

Blue Nile Announces Fourth Quarter and Full Year 2012 Financial Results

Fourth Quarter Sales Increased 21.2% to $136.1 million
Fourth Quarter Earnings Per Diluted Share Total $0.39
Full Year Sales Increased 14.9% to $400.0 million
Full Year Earnings Per Diluted Share Total $0.63

SEATTLE, FEBRUARY 12, 2013 -- Blue Nile, Inc. (Nasdaq: NILE), the leading online retailer of diamonds and fine jewelry, today reported financial results for its fourth quarter ended December 30, 2012.
Net sales increased 21.2% to $136.1 million for the fourth quarter ended December 30, 2012. Operating income for the quarter totaled $7.1 million, representing an operating margin of 5.2% of net sales. Net income totaled $4.9 million, or $0.39 per diluted share. Non-GAAP adjusted EBITDA for the quarter totaled $9.1 million.
For the full year, Blue Nile reported net sales of $400.0 million, compared to $348.0 million for the full year of 2011, an increase of 14.9%. Operating income for the full year was $12.3 million compared to $16.9 million in the prior year. Net income for the year was $8.4 million and earnings per diluted share totaled $0.63. Non-GAAP adjusted EBITDA for 2012 was $20.6 million.
Net cash provided by operating activities totaled $34.4 million for the year compared to $15.4 million for the year ended January 1, 2012. Non-GAAP free cash flow for the year was $31.9 million compared to $10.1 million for the prior year.
"The fourth quarter caps off a great year of growth at Blue Nile, building upon our sequential growth while posting greater profitability versus the prior year. Investments we made in 2012 paid off with the highest annual levels of revenue growth and customer acquisition in five years, exceptional strength in engagement sales in the US, and a return to strong growth internationally. While we fell short of our expected sales of non-engagement jewelry during the holiday season, in part due to a weaker environment for consumer discretionary spending, we gained valuable insight that will guide the evolution of our product mix. We believe that our strategy to accelerate this part of our business is on track" said Harvey Kanter, President and Chief Executive Officer.
The Company also announced it has entered into a Credit Agreement with U.S. Bank National Association. The Credit Agreement provides for borrowings under a $35 million revolving credit facility maturing in 2014. Availability of capital from this agreement augments the company's positive cash flow from operations and provides further flexibility to pursue strategic opportunities to enhance shareholder value.

Highlights

•
U.S. engagement net sales for the fourth quarter 2012 increased 31.0% to $73.6 million, compared to $56.2 million for the fourth quarter of 2011. U.S. engagement net sales for the full year 2012 increased 21.7% to $226.6 million, compared to $186.2 million for the full year 2011.

•
U.S. non-engagement net sales for the fourth quarter 2012 increased 5.3% to $42.5 million, compared to $40.4 million for the fourth quarter of 2011. U.S. non-engagement net sales for the full year 2012 increased 4.9% to $111.0 million, compared to $105.9 million for the full year 2011.

•
International net sales for the fourth quarter 2012 were $20.0 million, compared to $15.7 million for the fourth quarter 2011, an increase of 26.8%. International net sales for the full year 2012 increased 11.7% to $62.4 million, compared to $55.9 million for the full year 2011. Excluding the impact from changes in foreign exchange rates, international net sales increased 12.6% for the fiscal year.

•
Gross profit for the fourth quarter totaled $25.7 million. As a percent of net sales, gross profit was 18.8% compared to 20.7% for the fourth quarter of 2011. Gross profit for the year totaled $75.1 million.

•
New customers, which we define as individuals who have not made a prior purchase from Blue Nile, grew 7.8% in the fourth quarter of 2012 compared to the fourth quarter of 2011. For the full year, new customers grew 17.6% compared to the full year of 2011.

•
Selling, general and administrative expenses for the fourth quarter were $18.6 million, compared to $16.9 million in the fourth quarter of 2011. Selling, general and administrative expenses for the full year were $62.8 million, compared to $55.2 million for the full year 2011.

•	Earnings per diluted share for the fourth quarter included stock-based compensation expense of $0.06 for the fourth quarter of 2012 and 2011.

•	Cash and cash equivalents at the end of the fiscal year totaled $87.0 million, compared to $89.4 million at the end of the fiscal year 2011.

Financial Guidance
The following forward-looking statements reflect Blue Nile's expectations as of February 12, 2013. Actual results may be materially affected by many factors, such as consumer spending, economic conditions, product assortment and the various factors detailed below.
Expectations for the first quarter of 2013 (Quarter Ending March 31, 2013):

•	Net sales are expected to be between $94 million and $100 million.

•	Earnings per diluted share are projected at $0.05 to $0.08.
Expectations for the fiscal year 2013 (Year Ending December 29, 2013):
•Net sales are expected to be between $440 million and $470 million.

•	Earnings per diluted share are projected at $0.75 to $0.85.

Forward-Looking Statements
This press release contains forward-looking statements that include risks and uncertainties, including, without limitation, all statements related to future financial and business performance, market opportunity and plans to grow our business. Words such as "expect," "anticipate," "believe," "project," "will" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to general economic conditions, consumer spending (particularly spending by high-end consumers), product assortment, our fluctuating operating results, currency fluctuations, seasonality in our business, our ability to acquire products on reasonable terms, our online business model, demand for our products, our ability to attract customers in a cost effective manner, the strength of our brand, competition, fraud, system interruptions, our ability to fulfill orders and other risks detailed in our filings with the Securities and Exchange Commission, including our quarterly reports on Form 10-Q and our Annual Report on Form 10-K for the year ended January 1, 2012. Additional information will also be set forth in our Annual Report on Form 10-K for the year ended December 30, 2012, which we expect to file with the Securities and Exchange Commission on or before March 15, 2013. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Blue Nile undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Conference Call
Blue Nile will host a conference call to discuss its fourth quarter financial results today at 2:00 p.m. PT/5:00 p.m. ET. A live webcast of the conference call may be accessed at http://investor.bluenile.com. Following the completion of the call, a recorded replay of the webcast will be available for 30 days at the same Internet address. This call will contain forward-looking statements and other material information regarding Blue Nile's financial and operating results. In the event that any non-GAAP financial measure is discussed on the conference call that is not described in this release, related complementary information will be made available at http://investor.bluenile.com as soon as practicable after the conclusion of the conference call.
Non-GAAP Financial Measures
To supplement Blue Nile's consolidated financial statements presented in accordance with generally accepted accounting principles ("GAAP"), Blue Nile uses non-GAAP adjusted EBITDA and non-GAAP free cash flow as measures of certain components of financial performance. Blue Nile defines non-GAAP adjusted EBITDA as earnings before interest and other income, taxes, depreciation and amortization, adjusted to exclude the effects of stock-based compensation expense. Blue Nile defines non-GAAP free cash flow as net cash provided by (used in) operating activities less cash outflows for purchases of fixed assets, including internal use software and website development. Blue Nile reports sales information in accordance with GAAP. Internally, management monitors its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars (the "constant exchange rate basis"). Blue Nile's management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors should also note that the non-GAAP financial measures used by Blue Nile may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. Whenever Blue Nile uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measures. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.
Blue Nile's management believes that non-GAAP adjusted EBITDA and non-GAAP free cash flow, as defined, as well as international sales on a constant exchange rate basis provide meaningful supplemental information to the company and to investors. Blue Nile believes that both management and investors benefit from referring to these non-GAAP measures in assessing the performance of Blue Nile and when planning and forecasting future periods. Further, management believes that the inclusion of the non-GAAP adjusted EBITDA and non-GAAP free cash flow calculations provide consistency in Blue Nile's financial reporting and comparability with similar companies in Blue Nile's industry. Management believes the constant exchange rate measurement provides a more representative assessment of the sales performance and provides better comparability between reporting periods.
A reconciliation of non-GAAP adjusted EBITDA to net income is as follows (in thousands):

	Quarter ended	Quarter ended
	December 30, 2012	January 1, 2012
Net Income	$4,919	$4,221

Income tax expense	2,636	2,215

Other income, net	(477)	(149)

Depreciation and amortization	752	877

Stock-based compensation	1,226	1,261

Adjusted EBITDA	$9,056	$8,425

	Year ended	Year ended
	December 30, 2012	January 1, 2012
Net Income	$8,392	$11,350

Income tax expense	4,574	5,895

Other income, net	(679)	(326)

Depreciation and amortization	3,368	3,398

Stock-based compensation	4,967	6,414

Adjusted EBITDA	$20,622	$26,731

A reconciliation of differences of non-GAAP free cash flow from the comparable GAAP measure of net cash provided by (used in) operating activities is as follows (in thousands):

	Quarter ended	Quarter ended
	December 30, 2012	January 1, 2012
Net cash provided by operating activities	$55,425	$46,612

Purchases of fixed assets, including internal-use software and website development	(430)	(660)

Non-GAAP free cash flow	$54,995	$45,952

	Year ended	Year ended
	December 30, 2012	January 1, 2012
Net cash provided by operating activities	$34,444	$15,454

Purchases of fixed assets, including internal-use software and website development	(2,525)	(5,391)

Non-GAAP free cash flow	$31,919	$10,063

The following table reconciles year-over-year total company sales as well as international net sales percentage increases (decreases) from the GAAP sales measures to the non-GAAP constant exchange rate basis:

Quarter ended December 30, 2012	Year over year growth	Effect of foreign exchange movements	Year over year growth on constant exchange rate basis

International Sales	26.8%	2.1%	24.7%

Quarter ended January 1, 2012	Year over year growth	Effect of foreign exchange movements	Year over year growth on constant exchange rate basis

International Sales	2.6%	0.0%	2.6%

Year Ended December 30, 2012	Year over year growth	Effect of foreign exchange movements	Year over year growth on constant exchange rate basis

International Sales	11.7%	(0.9)%	12.6%

Year Ended January 1, 2012	Year over year growth	Effect of foreign exchange movements	Year over year growth on constant exchange rate basis

International Sales	29.1%	5.8%	23.3%

About Blue Nile, Inc.
Blue Nile, Inc. is the leading online retailer of diamonds and fine jewelry. The Company delivers the ultimate customer experience, providing consumers with a superior way to buy engagement rings, wedding rings and fine jewelry. Blue Nile offers in-depth educational materials and unique online tools that place consumers in control of the jewelry shopping process. The Company has some of the highest quality standards in the industry and offers thousands of independently certified diamonds and fine jewelry at prices significantly below traditional retail. Blue Nile can be found online at www.bluenile.com. Blue Nile's shares are traded on the Nasdaq Stock Market LLC under the symbol NILE.

Contact:

Blue Nile, Inc.
Nancy Shipp, 206.388.3626 (Investors)
nancys@bluenile.com
or
Josh Holland, 206.336.6773 (Media)
joshh@bluenile.com

BLUE NILE, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	December 30, 2012	January 1, 2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$87,017	$89,391
Trade accounts receivable	2,578	2,317
Other accounts receivable	907	2,550
Inventories	33,270	29,267
Deferred income taxes	926	689
Prepaids and other current assets	1,229	1,009
Total current assets	125,927	125,223
Property and equipment, net	7,876	8,340
Intangible assets, net	195	252
Deferred income taxes	7,786	9,053
Note receivable	2,000	—
Other investments	2,000	—
Other assets	117	157
Total assets	$145,901	$143,025
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$116,209	$95,590
Accrued liabilities	12,439	9,396
Current portion of long-term financing obligation	60	59
Current portion of deferred rent	246	211
Total current liabilities	128,954	105,256
Long-term financing obligation, less current portion	625	685
Deferred rent, less current portion	2,188	2,060
Other long term liabilities	25	—
Stockholders’ equity:
Common stock	21	21
Additional paid-in capital	197,282	187,762
Accumulated other comprehensive loss	(100)	(123)
Retained earnings	82,883	74,491
Treasury stock	(265,977)	(227,127)
Total stockholders’ equity	14,109	35,024
Total liabilities and stockholders’ equity	$145,901	$143,025

BLUE NILE, INC.
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Quarter ended		Year ended
	December 30, 2012	January 1, 2012	December 30, 2012	January 1, 2012
Net sales	$136,121	$112,324	$400,035	$348,013
Cost of sales	110,462	89,123	324,977	275,881
Gross profit	25,659	23,201	75,058	72,132
Selling, general and administrative expenses	18,581	16,914	62,771	55,213
Operating income	7,078	6,287	12,287	16,919
Other income, net
Interest income, net	28	26	133	142
Other income, net	449	123	546	184
Total other income, net	477	149	679	326
Income before income taxes	7,555	6,436	12,966	17,245
Income tax expense	2,636	2,215	4,574	5,895
Net income	$4,919	$4,221	$8,392	$11,350
Basic net income per share	$0.39	$0.31	$0.64	$0.80
Diluted net income per share	$0.39	$0.30	$0.63	$0.77

Shares used for computation (in thousands):
Basic	12,500	13,602	13,204	14,182
Diluted	12,757	13,957	13,427	14,675

BLUE NILE, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Year ended
	December 30, 2012	January 1, 2012
Operating activities:
Net income	$8,392	$11,350
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,368	3,398
Loss on disposal of property and equipment	45	35
Stock-based compensation	5,087	6,534
Deferred income taxes	1,030	(761)
Tax (deficiency) benefit from exercise of stock options	(2,567)	771
Excess tax benefit from exercise of stock options	(37)	(646)
Changes in assets and liabilities:
Receivables	(323)	(1,391)
Inventories	(4,003)	(9,101)
Prepaid expenses and other assets	(180)	35
Accounts payable	20,392	5,207
Accrued liabilities	3,052	(2,080)
Other long term liabilities	25	—
Deferred rent and other	163	2,103
Net cash provided by operating activities	34,444	15,454
Investing activities:
Purchases of property and equipment	(2,525)	(5,391)
Purchases of other investments	(2,000)	—
Payments for note receivable	(2,000)	—
Net cash used in investing activities	(6,525)	(5,391)
Financing activities:
Repurchase of common stock	(38,850)	(39,950)
Proceeds from stock option exercises	8,572	5,466
Excess tax benefit from exercise of stock options	37	646
Principal payments under long-term financing obligation	(59)	(52)
Net cash used in financing activities	(30,300)	(33,890)
Effect of exchange rate changes on cash and cash equivalents	7	(43)

Net decrease in cash and cash equivalents	(2,374)	(23,870)

Cash and cash equivalents, beginning of period	89,391	113,261
Cash and cash equivalents, end of period	$87,017	$89,391

	Year Ended
	December 30, 2012	January 1, 2012
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$4,121	$7,363
Cash paid for interest relating to long-term financing obligation	3	8
Non-cash investing and financing activities:
Receivable from stock option exercises	—	1,705
Payable for purchases of property and equipment	325	98